PROMISSORY NOTE
$3,250,000    July 25, 2016
FOR VALUE RECEIVED, COMSTOCK INDUSTRIAL LLC, a Nevada limited liability company (“Borrower”), promises to pay to the order of GF COMSTOCK 1 LP, a Delaware limited partnership (together with any subsequent holder of this Note, and their respective successors and assigns, “Lender”) at such address as Lender may from time to time designate in writing, the principal sum of THREE MILLION TWO HUNDRED FIFTY THOUSAND DOLLARS ($3,250,000) together with interest thereon and all other sums due and/or payable under any Loan Document; such principal and other sums to be calculated and payable as provided in this Note. This Note is being executed and delivered in connection with, and is entitled to the rights and benefits of, that certain Loan Agreement of even date herewith between Borrower and Lender (as amended, modified and supplemented and in effect from time to time, the “Loan Agreement”). Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Loan Agreement.
Borrower agrees to pay the principal sum of this Note together with interest thereon and all other sums due and/or payable under any Loan Document in accordance with the following terms and conditions:
1.    Interest Rate. Interest shall accrue on the Indebtedness at the following percentage rates during the periods set forth in the following table (the “Interest Rate”) commencing on the date of this Note.

Period Commencing	Period Ending	Interest Rate
Closing Date	July 25, 2017	9.0% per annum, compounding monthly
July 26, 2017	January 25, 2018	12.5% per annum, compounding monthly
January 26, 2018	Payment in full of the Loan	14.0% per annum, compounding monthly

Interest shall be calculated and applied on the basis of a 360-day year consisting of twelve 30-day months, except that interest for any partial Interest Accrual Period (as defined below) shall be calculated and applied on the basis of a 360-day year and the actual number of days in such partial Interest Accrual Period.
2.    Payments. Borrower shall make the following payments to Lender:
(a)    On August 31, 2016 (the “First Payment Date”) and on the last calendar day of each calendar month (each, a “Payment Date”) during the term of the Loan, Borrower shall pay to Lender a monthly payment in the amount of accrued but unpaid interest prior to such Payment Date, which amount is based on the Interest Rate and the amortization schedule for the Loan. Borrower shall cause its Affiliates to cooperate with Lender in order to make interest payments for the First Payment Date and the subsequent five (5) Payment Dates from the Interest Reserve Account. The aggregate Principal Indebtedness shall be increased by any accrued but unpaid interest.
(b)    Borrower shall make a payment equal to three percent (3%) of the Principal Indebtedness on the Closing Date (the “Exit Fee”) at the same time that the Borrower makes its last payment with respect to this Note or, if applicable, the date that this Note is converted into shares of Common Stock (as defined below) in accordance with this Note. For the sake of clarity, if the Exit Fee is paid in connection with the conversion of this Note into shares of Common Stock, the Principal Indebtedness that may be converted into shares of Common Stock shall be increased by the Exit Fee. In addition, Borrower shall make a one-time payment equal to three percent (3%) of the Principal Indebtedness on the Closing Date (the “Closing Fee”) that shall be due on the earlier to occur of (i) January 25, 2017 or (ii) the date that the Loan is paid in full. For the sake of clarity, the Closing Fee shall be payable in addition to the Exit Fee, the Principal Indebtedness and interest accrued hereunder.
(c)    The Principal Indebtedness shall be paid and reduced by principal payments made in accordance with the following amortization schedule (or such earlier prepayments permitted hereunder):

Amortization Date	Amortization Payment
July 25, 2017	$1,495,000
January 25, 2018	$942,500
July 25, 2018	$812,500

(d)    The entire outstanding Indebtedness shall be due and payable on July 25, 2018 (the “Maturity Date”), or such earlier date resulting from acceleration of the Indebtedness by Lender.
(e)    “Interest Accrual Period” means, initially, the period commencing on the Closing Date and continuing to and including August 30, 2016, and thereafter each period running from and including the last day of a calendar month to and including penultimate calendar day of the next following month.
(f)    For purposes of making payments hereunder, but not for purposes of calculating Interest Accrual Periods, if the Payment Date of a given month shall not be a Business Day, then the Payment Date for such month shall be the preceding Business Day.
3.    Event of Default; Default Interest; Conversion Remedy.

(a)    Upon the occurrence of an Event of Default, the Indebtedness shall (a) become due and payable as provided in Article 8 of the Loan Agreement, and (b) bear interest at a per annum interest rate (the “Default Rate”) equal to the lesser of (i) the Maximum Amount (as defined in Section 8), and (ii) the Interest Rate plus five percent (5%). Borrower will also pay to Lender, after an Event of Default occurs, all costs of collecting, securing, or attempting to collect or secure this Note or any other Loan Document, including, without limitation, court costs and attorneys’ fees (including attorneys’ fees on any appeal by either Borrower or Lender and in any bankruptcy proceedings).
(b)    In addition to the remedies provided in the Loan Agreement and all equitable or legal remedies that Lender may have, if an Event of Default has occurred and is continuing, Lender may: (i) take legal action to foreclose upon the Property; (ii) take legal action to enforce the Guaranty; and/or (iii) convert all or part of the Principal Indebtedness into common stock, par value $0.000666 per share, of Comstock Mining Inc. (“Common Stock”), with the number of shares of Common Stock determined by dividing (x) the Principal Indebtedness by (y) eighty percent (80%) of the closing price of the Common Stock on its primary trading market for the trading day immediately preceding the date upon which Lender provides Borrower with notice of such Event of Default and Lender’s intention to convert all or a portion of this Note (such notice, a “Conversion Notice”). Conversion of a specific amount of Principal Indebtedness pursuant to this section shall constitute payment in full satisfaction of such specific amount of Principal Indebtedness. Any shares of Common Stock issuable upon the delivery of a Conversion Notice shall be deliverable to Lender no later than five (5) calendar days from the date of the Conversion Notice. Notwithstanding anything to the contrary in this Note, in no event shall the Loan be convertible into more than 19.9% of the total number of shares of Common stock issued and outstanding as of the Closing Date, so long as the Common Stock is listed on a national securities exchange. The remedies under this section shall only be available to the Lender until the obligations under this Note and the Loan Agreement have been paid in full. With respect to any foreclosure upon the Property, any surplus of cash proceeds held by Lender and remaining after payment in full in cash of all of the Borrower’s obligations under this Note and the Loan Agreement shall be paid over to the Borrower or to whomsoever may be lawfully entitled to receive such surplus.
4.    Prepayment.
(a)    This Note may be prepaid in full at any time subject to Borrower paying Lender a minimum of six (6) monthly interest payments totaling $146,250 (the “Minimum Interest Due”). The Minimum Interest Due represents consideration to Lender for loss of yield and reinvestment cost.
(b)    If Lender exercises its right to accelerate the Maturity Date following an Event of Default by Borrower, tender of payment of the amount necessary to satisfy the entire outstanding Indebtedness made thereafter at any time prior to the completion of transfer of ownership of the Property to Lender pursuant to a foreclosure sale or deed-in-lieu of foreclosure or similar transaction, either by Borrower, its successors or assigns, or by anyone on behalf of Borrower, shall be deemed to be a voluntary prepayment herein and such prepayment, to the extent permitted by law, shall include the Minimum Interest Due.
(c)    Borrower agrees that the Minimum Interest Due does not constitute a penalty. Borrower also agrees that the Minimum Interest Due constitutes a negotiated alternative performance of Borrower’s obligations under this Note. Borrower further agrees that the Minimum Interest Due is a reasonable estimate, agreed to between Borrower and Lender, of a fair compensation for the loss that may be sustained by Lender due to the unscheduled prepayment of the Principal Indebtedness prior to the Maturity Date. The Minimum Interest Due shall be paid without prejudice to the right of Lender to collect any of the amounts owing under this Note or any other Loan Document or otherwise to enforce any of its rights or remedies arising out of an Event of Default.
5.    Method and Place of Payments; Application of Payments; Borrower Obligations Absolute.
(a)    Except as otherwise specifically provided herein, all payments under this Note and the other Loan Documents shall be made to Lender not later than 12:00 noon, New York City time, on the date when due, and shall be made in lawful money of the United States of America in federal or other immediately available funds to an address specified to Borrower by Lender in writing, and any funds received by Lender after such time, for all purposes hereof, shall be deemed to have been paid on the next succeeding Business Day.
(b)    All proceeds of payment, including any payment or recovery on the Property, shall be applied to the Indebtedness in such order and in such manner as Lender shall elect in Lender’s discretion, it being understood that timely interest payments shall be applied at the time of payment in accordance with Section 5(a) above and timely principal payments shall be applied in chronological order in accordance with the amortization schedule set forth above in Section 2(c) above.
(c)    Except as specifically set forth in any Loan Document, all sums payable by Borrower under any Loan Document shall be paid without notice, demand, counterclaim (other than mandatory counterclaims), setoff, deduction or defense and without abatement, suspension, deferment, diminution or reduction.
6.    Security. The obligations of Borrower under this Note are secured by, among other things, the Mortgage and Liens of the other Loan Documents granted in favor of Lender by Borrower and/or encumbering or affecting the Property.
7.    Waivers. With respect to the amounts due pursuant to this Note or any other Loan Document, Borrower waives the following: (a) all rights of exemption of property from levy or sale under execution or other process for the collection of debts under the Constitution or laws of the United States or any State thereof; (b) demand, presentment, protest, notice of dishonor, notice of nonpayment, notice of protest, notice of intent to accelerate, notice of acceleration, suit against any party, diligence in collection of this Note and in the handling of securities at any time existing in connection herewith, and all other requirements necessary to enforce this Note except for notices required by Governmental Authorities and notices required by the Loan Agreement and/or any of the other Loan Documents; and (c) any further receipt by Lender or acknowledgment by Lender of any collateral now or hereafter deposited as security for the Loan.
8.    Usury Savings Clause. This Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the Indebtedness at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the maximum rate of interest designated by applicable laws relating to payment of interest and usury (the “Maximum Amount”). If, by the terms of this Note or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the Indebtedness at a rate in excess of the Maximum Amount, the Interest Rate shall be deemed to be immediately reduced to the Maximum Amount and all previous payments in excess of the Maximum Amount shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Amount from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.
9.    Modifications; Remedies Cumulative; Setoffs. Lender shall not by any act, delay, omission or otherwise be deemed to have modified, amended, waived, extended, discharged or terminated any of its rights or remedies, and no modification, amendment, waiver, extension, discharge or termination of any kind shall be valid unless in writing and signed by Lender and Borrower. All rights and remedies of Lender under the terms of this Note and applicable statutes or rules of law shall be cumulative, and may be exercised successively or concurrently. Borrower agrees that there are no defenses, equities or setoffs with respect to the obligations set forth herein as of the date hereof, and to the extent any such defenses, equities, or setoffs may exist, the same are hereby expressly released, forgiven, waived and forever discharged.
10.    Severability. Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Note shall be prohibited by or invalid under applicable Legal Requirements, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.
11.    Release. Lender may, at its option, release any Property given to secure the Indebtedness, and no such release shall impair the obligations of Borrower to Lender.
12.    Governing Law. This Note and each of the other Loan Documents shall be interpreted and enforced according to the laws of the state where the Property is located (without giving effect to rules regarding conflict of laws).
13.    Venue. Borrower hereby consents and submits to the exclusive jurisdiction and venue of any state or federal court sitting in the county and state where the Property is located with respect to any legal action or proceeding arising with respect to the Loan Documents and waives all objections which it may have to such jurisdiction and venue. Nothing herein shall, however, preclude or prevent Lender from bringing actions against Borrower in any other jurisdiction as may be necessary to enforce or realize upon the security for the Loan provided in any of the Loan Documents.
14.    Waiver of Jury Trial. BORROWER AND LENDER TO THE FULLEST EXTENT THAT THEY MAY LAWFULLY DO SO, WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY TORT ACTION, BROUGHT BY ANY PARTY HERETO WITH RESPECT TO THIS NOTE OR THE OTHER LOAN DOCUMENTS. EACH OF BORROWER AND LENDER AGREES THAT THE OTHER MAY FILE A COPY OF

THIS WAIVER WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED AGREEMENT OF THE OTHER IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY, AND THAT, TO THE FULLEST EXTENT THAT IT MAY LAWFULLY DO SO, ANY DISPUTE OR CONTROVERSY WHATSOEVER BETWEEN BORROWER AND LENDER SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
15.    Sales and Assignments. Lender may assign, sell, securitize, participate, pledge and/or otherwise transfer all or any portion of Lender’s right, title and interest in, to and under this Note and/or the other Loan Documents in one or more transactions as set forth in the Loan Agreement.
16.    Due on Sale; Due on Encumbrance. Borrower understands that in making the Loan, Lender is relying to a material extent upon the business expertise and/or net worth of Borrower and, if Borrower is also an entity, its partners, members, officers or principals and upon the continuing interest which Borrower or its partners, members, officers or principals will have in the Property and in Borrower, respectively, and that a violation of Section 6.1 of the Loan Agreement will significantly and materially alter and reduce Lender’s security for this Note. Accordingly, in the event that a violation of Section 6.1 of the Loan Agreement occurs, then the same shall be deemed to increase the risk of Lender and Lender may then, or at any time thereafter, declare the entire Indebtedness immediately due and payable.
[Signature on the following page]

IN WITNESS WHEREOF, Borrower has caused this Promissory Note to be properly executed as of the date first above written and has authorized this Promissory Note to be dated as of the day and year first above written.
BORROWER:
COMSTOCK INDUSTRIAL LLC
By: Comstock Mining Inc., its sole member

By:	/s/ Corrado DeGasperis Name: Corrado DeGasperis Title: CEO and President

[Signature page to Promissory Note]